Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Amendment No. 3 to the Registration Statement on Form S-1 (Registration number 333-156446) of our report dated March 23, 2009, except for Notes 2, 8 and 9 as to which the date is May 18, 2009 relating to the balance sheets of Balqon Corporation as of December 31, 2008 (as restated) and 2007, and the related statements of operations, changes in shareholders’ equity (deficiency), and cash flows for the years ended December 31, 2008 (as restated) and 2007, which appear in the Company’s Amendment No. 1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 22, 2009.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Weinberg & Company, P.A.

Los Angeles, California
July 24, 2009